THE CLOROX COMPANY 1995 PERFORMANCE UNIT PLAN

The Clorox Company 1995 Performance Unit Plan (the "Plan") is adopted pursuant to the Performance Unit Plan component of The Clorox Company 1987 Long Term Compensation Program (the "Program") effective December 15, 1995.  In addition to the terms and conditions set forth below, the Plan is subject to the provisions of the Program, which are incorporated herein by this reference.

ARTICLE I

DEFINITIONS

1.1      Definitions.

           Except as defined in this Article I, terms used in this Plan have the definitions of the terms as set forth in Article II of the Program:

a)    Deferred Stock Units - Performance Units for which Performance Shares have been exchanged pursuant to the terms of this Plan.

b)    Incentive Units - additional Performance Units equal to ten percent of Deferred Stock Units which a Participant receives upon making an Election to Exchange pursuant to Section 2.1.

c)    Participant - an officer of the Company who has been awarded Performance Shares and elects to exchange them for Deferred Stock Units pursuant to the terms of this Plan.

d)    Performance Shares - means shares of the Company's restricted stock which have been awarded under the Program's Restricted Stock Plan with a vesting date of October 1, 2000, but with the opportunity for accelerated vesting on either October 1, 1996 or October 1, 1998 provided certain specified total shareholder return goals are achieved by June 30, 1996 or June 30, 1998, respectively.

e)    Stock Withholding Arrangement - means a procedure whereby a Participant satisfies a tax withholding requirement by directing the Company to apply shares of stock to which the Participant is entitled as a result of the redemption of Deferred Stock Units to satisfy such requirements.

1.2      Value of Performance Unit.

           Each Performance Unit shall have a value equal to one share of Stock (subject to adjustment as provided in Section 3.2), plus the right to receive amounts equal to dividends paid by the Company on a share of Stock (as adjusted).

1.3      Performance Period.

           The Performance Period shall be the period from January 1, 1996, to October 1, 2000, provided that (i) if the Performance Goal is first achieved by June 30, 1996, the Performance Period shall end on December 31, 1997, and (ii) if the Performance Goal is first achieved after June 30, 1996, but on or before June 30, 1998, the Performance Period shall end on October 1, 1998.

1.4      Performance Goal.

           The Performance Goal shall be the shareholder return goals specified with respect to the award of Performance Shares.

ARTICLE II

TERMS OF PERFORMANCE UNITS

2.1      Participant Elections.

           a)  Election to Surrender Performance Shares and Grant of Performance Units.  Officers of the Company who have been awarded Performance Shares may, on or before December 31, 1995, make an irrevocable written election to surrender some or all of their Performance Shares, effective December 31, 1995.  Officers who elect to surrender Performance Shares will be granted one Deferred Stock Unit for each Performance Share surrendered and one Incentive Unit for each ten Performance Shares surrendered.

           b)  Election Regarding Redemption Upon Retirement in Installments.  At the time the election under Section 2.1(a) is made, a Participant must further make an irrevocable written election to have his/her vested Performance Units redeemed in a lump sum or in not less than three nor more than five equal annual installments, without interest, following his/her Retirement.  Except in the case of Retirement, vested Performance Units will be redeemed in a lump sum.

           c)  Election Regarding Payment of Dividend Equivalents.  At the time the election under Section 2.1(a) is made, a Participant may make an irrevocable written election to have dividend equivalent amounts payable pursuant to Section 2.5 of the Plan deferred and invested in additional Performance Units based upon the number of whole and fractional Units which the dollar dividend amount would purchase using the average between the high and low price value of the Stock on the New York Stock Exchange on each dividend payment date.

2.2      Vesting of Performance Units.

           a)  Except as provided in this Section 2.2, or in Article 12 of the Program (relating to Change of Control), Performance Units granted pursuant to Section 2.1(a) will vest on the last day of the Performance Period.

           b)  Performance Units purchased pursuant to a Participant election under Section 2.1(c) shall be fully vested at the time of purchase.

           c)  In the case of death, Disability or Retirement prior to the last day of the Performance Period, Performance Units which are Deferred Stock Units shall be fully vested, but payment of such Performance Units shall not commence prior to the last day of the Performance Period.

           d)  If the Performance Goal is met on or before June 30, 1996, then after October 1, 1996, in the case of a Participant's involuntary termination by the Company other than a Termination for Cause, Performance Units which are Deferred Stock Units shall be fully vested, but payment of such Performance Units shall not commence prior to the last day of the Performance Period.

           e)  Except in the event of a Change of Control, Performance Units which are Incentive Units will not vest prior to December 31, 1997.

           f)  Performance Units which are not vested pursuant to this Section 2.2 on a Participant's termination of employment, whether by death, Disability, Retirement, voluntary or involuntary termination of employment, with or without Cause, shall be forfeited.  In the event of a Participant's involuntary termination by the Company other than a Termination for Cause, the Committee in its sole discretion may waive the automatic forfeiture provisions.

2.3       Redemption of Performance Units.

a)  Company's Right to Defer Redemption.  A Participant's Performance Units will be redeemed at the time and in the manner set forth below; provided, however, that no redemption under Section 2.3(c) shall be permitted prior to the ninetieth day of the Company's fiscal year following the Participant's termination of employment to the extent that the Company determines that an earlier redemption would result in the payment of compensation which would not be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.  If a Participant's election to redeem Performance Units is deferred by reason of this Section 2.3(a), any reduction in the value of the Stock from the day the Performance Units would otherwise have been redeemed to the day the Performance Units are actually redeemed will be made up to the Participant in the form of additional shares of the  Stock based on the average between the high and low price of the Stock on the New York Stock Exchange on the day of the actual redemption, or, if the Stock is not traded on that day, on the next trading day.

            b)  Redemption Upon a Change of  Control.  Immediately following a Change of Control, all Performance Units will be redeemed in cash.  The cash amount per Performance Unit will equal the average between the high and low price of the Stock on the New York Stock Exchange on the date the Change of Control occurs or, if the Stock is not traded on that day, on the trading day immediately preceding the Change of Control.

            c)  Redemption Upon Termination of Employment.  On the first business day following a Participant's termination of employment or as soon as practicable thereafter, the Participant's vested Performance Units or, in the case of an installment redemption election the appropriate proportion of the Participant's vested Performance Units,  will be redeemed unless the Company exercises its deferral rights pursuant to  Section 2.3(a).

If a Participant has elected redemption in installments, his/her Performance Units will be redeemed in the number of installments elected by the Participant pursuant to Section 2.1(b) beginning on the first business day following his/her Retirement and annually thereafter, unless the Company exercises its deferral right with regard to any such installments pursuant to Section 2.3(a).

            In no event will Performance Units be redeemed prior to the last day of the Performance Period.

2.4      Performance Units Will be Redeemed Only in Stock Except Following a Change of Control.

Except in the case of redemptions made as a result of a Change of Control, Performance Units will be redeemed one for one for shares of Stock.  If the Participant owns a fractional number of Units, the number of Units will be rounded up or down to the next whole Unit for purposes of calculating the number of shares of Stock to be exchanged in the redemption.  If Performance Units are settled in Stock, a Stock Withholding Arrangement may be used to meet the Participant's withholding tax obligation.  If a redemption is as a result of a Change of Control, Performance Units will be settled in cash.

2.5      Dividends on Performance Units.

           The Company shall pay in cash to each Participant on the dividend payment date an amount equal to the number of the Participant's Performance Units multiplied by the per share dividend rate for each declaration of a dividend (other than a Stock dividend) on the Stock from January 1, 1996, until the date on which the Performance Units are redeemed.  In the case of dividend distributions on Stock which are paid in the form of property (other than Stock), the Committee shall determine the cash equivalent amount to be paid pursuant to this Section 2.5.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1      Accelerated Redemption of Performance Units in Case of an Unforeseeable Emergency.

The Committee may, upon written application to it, agree to an accelerated redemption of some or all of a Participant's vested Performance Units upon the showing of severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant; (b) loss of the Participant's property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Acceleration will not be granted if the hardship may be relieved through (i) reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant's assets, to the extent such liquidation will not itself cause severe financial hardship.

3.2      Adjustment of Performance Units.

In the event of any change in the outstanding shares of the Stock, by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the number of Performance Units shall be adjusted appropriately by the Committee, whose determination shall be conclusive.

3.3      No Funding.

           The Plan constitutes a mere promise by the Company to make redemptions or payments in the future in accordance with the terms of the Plan.  Participants and beneficiaries have the status of general unsecured creditors of the Company.  Any cash payments will be paid from the general assets of the Company and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company.  In all events, it is the intention of the Company and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act.

IN WITNESS WHEREOF, The Clorox Company has caused this Plan to be executed by its duly authorized representative on the date indicated below.

_______________________________________

_______________________________________

Date